Exhibit (d)

INVESTMENT MANAGEMENT AGREEMENT

THIS AGREEMENT made as of May 10, 2013 between MORGAN CREEK SERIES TRUST, a Delaware statutory trust (the “Trust”), on behalf of each of the series of the Trust listed on Schedule A hereto (each, a “Fund”) and MORGAN CREEK CAPITAL MANAGEMENT, LLC, a North Carolina limited liability company with its principal place of business in Chapel Hill, North Carolina (the “Adviser”).

WHEREAS, the Trust is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, the Trust and Fund each desires to retain the Adviser so that it will render investment management services to the Fund in the manner and on the terms and conditions hereinafter set forth;

WHEREAS, the Adviser is willing to render such services and/or engage others to render such services to the Fund; and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed by the parties as follows:

Section 1.  Appointment

The Trust hereby appoints the Adviser to act as investment adviser and provide investment advisory services to the Fund, subject to the supervision of the Board of Trustees of the Trust (the “Board”) for the period and on the terms and conditions set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement commencing on the effective date of the registration statement of the Trust filed on Form N-1A under the 1940 Act (“Registration Statement”) with the Securities and Exchange Commission (“SEC”) for the compensation herein provided.

Section 2.  Responsibilities of the Adviser

(a)        The Adviser, or an affiliate of the Adviser (“Adviser Affiliate”), to the extent permitted by applicable laws, rules and regulatory interpretations, hereby undertakes and agrees, upon the terms and conditions herein set forth, subject to the supervision of the Board, either directly or indirectly through one or more Subadvisers (as that term is defined in paragraph 4 below):

(i)         to make investment decisions and provide a program of continuous investment management for the Fund; prepare, obtain, evaluate, and make available to the Fund research and statistical data in connection therewith; obtain and evaluate such information and advice relating to the economy, securities markets, and securities as it deems necessary or useful to discharge its duties hereunder; engage in or supervise the selection, acquisition, retention, and sale of investments, securities, and/or cash; select brokers or dealers to execute transactions; and all of the aforementioned shall be done in material accordance with: (A) the Fund’s investment objective, policies, and limitations as stated in the Registration Statement, as amended from time to time, (B) guidelines and directions from the Board, (C) the 1940 Act, (D) applicable provisions of the Internal Revenue Code of 1986, as amended, and (E) any applicable laws and regulations;

(ii)         subject to the direction and control of the Board, to assist the Fund as it may reasonably request in the conduct of the Fund’s business, including oral and written research, analysis, advice, statistical, and economic data, judgments regarding individual investments, general economic conditions and trends, and long-range investment policies; determine or recommend the securities, instruments, repurchase agreements, options, and other investments, and techniques that the Fund will purchase, sell, enter into, use, or provide in an ongoing evaluation of the Fund’s portfolio; continuously manage and supervise the investment program of the Fund and the composition of its investment portfolio in a manner consistent with the investment objective, policies, and restrictions of the Fund, as set forth in its Registration Statement and as may be adopted from time to time by the Board, and applicable laws and regulations; determine or recommend the extent to which the Fund’s portfolio shall be invested in securities and other assets, and what portion, if any, should be held uninvested; and undertake to do anything incidental to the foregoing to facilitate the performance of its obligations hereunder;

(iii)        to furnish to or place at the disposal of the Fund information, evaluations, analyses, and opinions formulated or obtained by the Adviser in the discharge of its duties as the Fund may, from time to time, reasonably request, and maintain or cause to be maintained for the Fund all books, records, reports, and any other information required under the 1940 Act, to the extent that such books, records, and reports, and other information are not maintained or furnished by the custodian, transfer agent, administrator, sub-administrator, or other agent of the Trust or the Fund;

(iv)        to furnish to or place at the disposal of the Trust, such office space, telephone, utilities, and facilities as the Trust or the Fund may require for its reasonable needs and to furnish at the expense of the Adviser, or an Adviser Affiliate, clerical services related to research, statistical, and investment work;

(v)        to (i) comply with all reasonable requests of the Trust for information, including information required in connection with the Trust’s filings with the SEC, other federal and state regulatory organizations, and self-regulatory organizations, and (ii) provide such other services as the Adviser shall from time to time determine to be necessary or useful to the administration of the Trust; and

(vi)        to pay the reasonable salaries, fees, and expenses of the Trust’s officers and employees (including the Trust’s share of payroll taxes) and any fees and expenses of the trustees of the Board (“Trustees”) who are members, directors, officers, or employees of or otherwise affiliated with the Adviser; provided, however, that the Trust, and not the Adviser, shall bear travel expenses (or an appropriate portion thereof) of Trustees and officers of the Trust who are members, directors, officers, or employees of the Adviser to the extent that such expenses relate to attendance at meetings of the Board or any committees thereof or advisers thereto. The Adviser shall not be responsible for any expenses of the Trust other than those specifically allocated to the Adviser in this Agreement.

(b)        In particular, but without limiting the generality of the foregoing, the Adviser shall not be responsible, except to the extent of the reasonable compensation of the Trust’s employees who are members, directors, officers, or employees of the Adviser whose services may be involved, for the following expenses of the Trust and the Fund: all fees and expenses directly related to portfolio transactions and positions for the Fund’s account such as direct and indirect expenses associated with the Fund’s investments, and enforcing the Fund’s rights in respect of such investments; brokerage commissions; interest and fees on any borrowings by the Fund; professional fees (including, without limitation, expenses of consultants, experts and specialists); research expenses; fees and expenses of outside legal counsel (including fees and expenses associated with the review of documentation for prospective investments by the Fund), including foreign legal counsel; accounting, auditing and tax preparation expenses; fees and expenses in connection with repurchase offers and any repurchases or redemptions of shares; taxes and governmental fees (including tax preparation fees); fees and expenses of any custodian, subcustodian, transfer agent, and registrar, and any other agent of the Trust or Fund; all costs and charges for equipment or services used in communicating information regarding the Fund’s transactions among the Adviser and any custodian or other agent engaged by the Trust; bank services fees; expenses of preparing, printing, and distributing copies of offering memoranda and any other sales material (and any supplements or amendments thereto), reports, notices, other communications to holders of beneficial interests in the Fund (each a “Shareholder”), and proxy materials; expenses of preparing, printing, and filing reports and other documents with government agencies; expenses of Shareholders’ meetings; expenses of corporate data processing and related services; Shareholder recordkeeping and Shareholder account services, fees, and disbursements; expenses relating to investor and public relations; and extraordinary expenses such as litigation expenses.

Section 3.  Use of Name

The Trust may use the name “Morgan Creek” or any variant thereof in connection with the name of the Trust or any of the Funds, only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect.  At such time as this Agreement shall no longer be in effect, the Trust shall cease to use such a name or any other similar name.  In no event shall the Trust use the name “Morgan Creek” or any variant thereof if the Adviser’s functions are transferred or assigned to a company over which the Adviser does not have control or with which it is not affiliated.  In the event that this Agreement shall no longer be in effect or Adviser’s functions are transferred or assigned to a company over which the Adviser does not have control or with which it is not affiliated, the Trust shall use its best efforts to legally change its name by filing the required documentation with appropriate state and federal agencies.

Section 4.  Subadvisers

The Adviser may, at its expense and subject to its supervision, engage one or more persons, including, but not limited to, subsidiaries and affiliated persons of the Adviser, to render any or all of the investment advisory services that the Adviser is obligated to render under this Agreement, including, subject to approval of the Board, a person or persons to render investment advisory services including the provision of a continuous investment program and the determination of the composition of the securities and other assets of the Fund (each, a “Subadviser”). Shareholder approval of the appointment of a Subadviser by the Adviser pursuant to this paragraph is required only to the extent required by applicable law, as may be modified by any exemptive order or other interpretation issued by the SEC or its staff.

Section 5.  Regulatory Compliance

In performing its duties hereunder, the Adviser (and any Subadvisers selected by the Adviser) shall in all material respects comply with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with any applicable procedures adopted by the Board, and with the provisions of the Registration Statement.

Section 6.  Compensation

(a)        As compensation for the services performed and the facilities and personnel provided by the Adviser pursuant to this Agreement, the Fund will pay the Adviser monthly fee, calculated on the last business day of such month at the annual rate of specified in Schedule A of the Fund’s net assets as of the last business day of such month (the “Management Fee”). The Adviser shall receive the Management Fee, accrued daily and payable monthly, as soon as practicable after the last day of each month. If the Adviser shall serve hereunder for less than the whole of any quarter, the fee hereunder shall be prorated according to the proportion that such period bears to the full quarter. The value of the net assets of the Fund shall be determined pursuant to the applicable provisions of the Trust’s Agreement and Declaration of Trust, the Trust’s or the Adviser’s valuation procedures, and its Registration Statement, each as amended from time to time.

(b)        The Adviser may agree to waive or reduce any portion of the Management Fee or reimburse expenses due to it pursuant to this Agreement, and may agree to make payments to limit the expenses which are the responsibility of the Fund under this Agreement. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Adviser hereunder or to continue future payments. Any such waiver or reduction made by the Adviser with respect to the Management Fee or payment of the Fund’s expenses is subject to reimbursement by the Fund to the Adviser, if so requested by the Adviser, in subsequent fiscal years if the aggregate amount actually paid by the Fund toward the operating expenses for such fiscal year (taking into account the reimbursement) does not exceed the applicable limitation on the Fund’s expenses. Under the expense limitation agreement, the Adviser may recoup any reimbursement made in any fiscal year of the Fund over the following three fiscal years.  Any such reimbursement is contingent upon the review and approval of the Board at time the reimbursement is made. Such reimbursement may not be paid prior to the Fund’s payment of current ordinary operating expenses.

Section 7.  Portfolio Transactions

(a)        The Adviser is authorized to select the brokers-dealers that will execute the purchases and sales of portfolio securities for the Fund and is directed to use its best efforts to obtain the most favorable execution, except as may be prescribed herein.

(b)        In selecting a broker-dealer to execute each particular transaction for the Fund, the Adviser may take into consideration a variety of factors, including: (i) the best net price available and the broker-dealer’s electronic execution capabilities; (ii) the reputation, financial strength and stability of the broker-dealer; (iii) the size of and difficulty in executing the order; (iv) the broker-dealer's efficiency of the execution and error resolution record; and (v) the broker-dealer's ability to offer other services.  The Adviser shall maintain records adequate to demonstrate compliance with this requirement. In selecting a broker-dealer to execute transactions and determining the reasonableness of the broker-dealer’s compensation, the Adviser is not required to solicit competitive bids and does not have an obligation to seek the lowest available commission cost.

(c)        In executing transactions for the Fund and selecting brokers-dealers, the Adviser shall place orders pursuant to its investment determinations for the Fund directly with the issuer, or with any broker- dealer, in accordance with applicable policies expressed in the Registration Statement and in accordance with any applicable legal requirements. Subject to the appropriate policies and procedures approved by the Board, the Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), cause the Fund to pay a broker-dealer that provides brokerage or research services to the Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction if the Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of such brokerage or research services provided viewed in terms of that particular transaction or the Adviser’s overall responsibilities to the Trust and Fund or its other advisory clients. To the extent authorized by Section 28(e) of the 1934 Act and the Board, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement with respect to the Trust or the Fund or otherwise solely by reason of such action.

(d)        To the extent applicable to the Fund and consistent with these standards, in accordance with Section 11(a) of the 1934 Act and Rule 11a2-2(T) thereunder, and subject to any other applicable laws and regulations, the Adviser is further authorized to allocate the orders placed by it on behalf of the Fund to the Adviser if it is registered as a broker-dealer with the SEC, to its affiliate that is registered as a broker-dealer with the SEC, or to such broker-dealers that also provide research or statistical research and material, or other services to the Fund or the Adviser. Such allocation shall be in such amounts or proportions as the Adviser shall determine consistent with the above standards, and, upon request, the Adviser will report on said allocation regularly to the Board indicating the broker-dealers to which such allocations have been made and the basis therefore.

Section 8.  Proxy Voting

The Trust on behalf of the Fund may delegate to the Adviser, subject to revocation at the discretion of its Board, the responsibility for voting proxies relating to the Fund’s portfolio securities pursuant to written proxy voting policies and procedures established by the Adviser.

Section 9.  Reports

The Adviser shall regularly report to the Board on the investment program of the Fund and the issuers and securities generally represented in the Fund’s portfolio, and will furnish the Board such periodic and special reports as the Trustees may reasonably request.

Section 10.  Not Exclusive

Nothing herein shall be construed as prohibiting the Adviser or any director, officer, member, employee, or affiliate thereof from providing investment management or advisory services to, or entering into investment management or advisory agreements with, other clients (including other registered investment companies), including clients which may from time to time purchase and/or sell securities of issuers in which the Fund invests, or from utilizing (in providing such services) information furnished to the Adviser by advisors and consultants to the Fund and others; provided however, that the Adviser will undertake no activities that, in its judgment, will adversely affect the performance of its obligations under this Agreement.

Section 11.  Conflicts of Interest

Whenever the Fund and one or more other accounts or investment companies managed or advised by the Adviser or an Adviser Affiliate have available funds for investment, investments suitable and appropriate for each shall be allocated in accordance with procedures approved by the Board and believed by the Adviser or Adviser Affiliate to be equitable to each entity. Similarly, opportunities to sell securities shall be allocated in accordance with procedures approved by the Board and believed by the Adviser or Adviser Affiliate to be equitable. The Trust recognizes that in some cases this procedure may adversely affect the size of the position that may be acquired or disposed of for the Fund. In addition, the Trust acknowledges that any member, director, or officer of, or persons employed by the Adviser or an Adviser Affiliate, who may also be a Shareholder, trustee or officer of, or person employed by the Trust, to assist in the performance of the Adviser’s duties hereunder will not devote his or her full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Adviser or any Adviser Affiliate to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

Section 12.  Independent Contractor

The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board from time to time, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed its agent.

Section 13.  Liability

The Adviser may rely on information reasonably believed by it to be accurate and reliable and shall give the Trust the benefit of its best judgment and effort in rendering services hereunder. Neither the Adviser nor its members, officers, directors, employees, affiliates, successors, or other legal representatives shall be subject to any liability for any act or omission, error of judgment, mistake of law, or for any loss suffered by the Trust or the Fund, in the course of, connected with, or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith, or gross negligence on the part of the Adviser in the performance of its duties or by reason of reckless disregard on the part of the Adviser of its obligations and duties under this Agreement. Any person, even though also employed by the Adviser, who may be or become an employee of the Trust and paid by the Trust shall be deemed, when acting within the scope of his employment by the Trust, to be acting in such employment solely for the Trust and not as an employee or agent of the Adviser.

Section 14.  Indemnification

(a)           The Trust will indemnify the Adviser and any Adviser Affiliate, and each of their partners, members, directors, officers, and employees and any of their affiliated persons, executors, heirs, assigns, successors, or other legal representatives (each an “Indemnified Person”) against any and all costs, losses, claims, damages, or liabilities, joint or several, including, without limitation, reasonable attorneys’ fees and disbursements, resulting in any way from the performance or non-performance of any Indemnified Person’s duties in respect of the Trust, except those resulting from the willful misfeasance, bad faith or gross negligence of an Indemnified Person or the Indemnified Person’s reckless disregard of such duties and, in the case of criminal proceedings, unless such Indemnified Person had reasonable cause to believe its actions unlawful (collectively, “disabling conduct”). Indemnification shall be made following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnified Person was not liable by reason of disabling conduct; or (ii) a reasonable determination that the Indemnified Person is entitled to indemnification hereunder, provided that such determination is based upon a review of the facts and reached by (A) the vote of a majority of the Trustees of the Trust who are not parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Board, further provided that such counsel’s determination be written and provided to the Board. The Trust shall advance to an Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred with respect to the Trust in connection with defense of any action or proceeding arising out of such performance or non-performance. The Adviser agrees, and each other Indemnified Person will be required to agree as a condition to any such advance from the Trust, that if one of the foregoing parties receives any such advance, the party will reimburse the Trust for such fees, costs, and expenses to the extent that it shall be determined that the party was not entitled to indemnification under this paragraph. The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law.

(b)           Notwithstanding any of the foregoing, the provisions of this section 14 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under federal securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited, or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this paragraph to the fullest extent permitted by law. The provisions of this paragraph shall survive the termination or cancellation of this Agreement.

Section 15.  Terms of Agreement; Termination

This Agreement shall remain in effect with respect to the Fund until the date which is two years from the effective date of the Registration Statement with respect to of the Fund, and shall continue in effect year to year thereafter, but only so long as such continuance is specifically approved at least annually by the affirmative vote of: (i) a majority of the members of the Board who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any party to this Agreement, or of any entity regularly furnishing investment advisory services with respect to the Fund pursuant to an agreement with any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and (ii) a majority of the Board or the holders of a majority of the outstanding voting securities of the Fund. This Agreement may nevertheless be terminated at any time without penalty, on 60 days’ written notice, by the  Board, by vote of holders of a majority of the outstanding voting securities of the Fund, or by the Adviser. Any notice to the Trust, the Fund or the Adviser shall be deemed given when received by the addressee.

Section 16.  Assignment

This Agreement may not be transferred, assigned, sold, or in any manner hypothecated or pledged by either party hereto, except as permitted under the 1940 Act or rules and regulations adopted thereunder. This Agreement shall automatically be terminated in the event of its assignment, provided that an assignment to a corporate successor to all or substantially all of the Adviser’s business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control or management of the Adviser’s business shall not be deemed to be an assignment for the purposes of this Agreement.

Section 17.  Amendment

This Agreement may be amended only by the written agreement of the parties whose rights are affected by the amendment. Any amendment shall be required to be approved by the Board and by a majority of its independent Trustees in accordance with the provisions of Section 15(c) of the 1940 Act and the rules and regulations adopted thereunder. If required by the 1940 Act, any material amendment shall also be required to be approved by such vote of Shareholders of the Fund as is required by the 1940 Act and the rules thereunder.

Section 18.  Conflicts of Laws

This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act. As used herein, the terms “interested person,” “assignment,” and “vote of a majority of the outstanding voting securities” shall have the meanings set forth in the 1940 Act.

Section 19.  Management of Subsidiaries

If the Board determines that it is in the best interests of the Fund and its Shareholders to carry on all or part of the business of the Fund through one or more subsidiaries, the Board may cause the substantive terms of this Agreement to apply to the management of any such subsidiary or subsidiaries.

Section 20.  Notice

All notices shall be in writing and shall be deemed to have been duly given if delivered personally or if mailed by registered mail, postage prepaid, to the following respective addresses until a different address is specified in writing by a party to the other party:

To Trust:
301 West Barbee Chapel Road
Suite 200
Chapel Hill, NC 27517
U.S.A.

To the Adviser:
Morgan Creek Capital Management, LLC
301 West Barbee Chapel Road
Suite 200
Chapel Hill, NC 27517
U.S.A.

Section 21.  Sales Literature
The Trust shall not approve or authorize the use or distribution in connection with the sale of its securities of any literature or advertisement in which the Adviser is named or referred to unless such literature or advertisement shall first be submitted to the Adviser for its approval with respect to matters concerning the Adviser.

Section 22.  Trust Obligations

This Agreement is made by the Trust and executed on behalf of the Trust by an officer of the Trust, and the obligations created hereby are not binding on any of the Shareholders, Trustees, officers, employees, or agents, whether past, present, or future, of the Trust or the Fund individually, but bind only the assets and property of the Trust or the Fund.

Section 23.  Severability

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

Section 24.  Counterparts

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their officers thereunto duly authorized as of the date first written above.

MORGAN CREEK SERIES TRUST
(on behalf of each of its series)

By:	/s/ Mark W. Yusko
Name: Mark W. Yusko
Title: Trustee

MORGAN CREEK CAPITAL MANAGEMENT, LLC

By:	/s/ Mark W. Yusko
Name: Mark W. Yusko
Title: Chief Executive Officer

Schedule A

Series and Fee Schedule
 of the Morgan Creek Series Trust

Series Name	Management Fee (stated at an annual rate of the Fund’s average daily net assets)
Morgan Creek Tactical Allocation Fund	0.75%